EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2020 First Quarter Results

Solid Organic Growth Results in 27 Percent Increase in Net Sales

VENICE, Fla., May 13, 2020 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its first quarter ended April 4, 2020.

Financial Highlights for First Quarter 2020 compared to First Quarter 2019

●	Net sales increased 27 percent, to $220 million, including $16 million from our NewSouth acquisition
●	Net income increased 89 percent, to $16 million
●	Net income per diluted share increased 86 percent, to $0.26, and adjusted net income per diluted share increased 75 percent, to $0.28
●	Adjusted EBITDA increased 39 percent, to $39 million

“We started the year by achieving significant sales growth, reflecting the overall strength of our brands in the housing market going into 2020,” said Jeff Jackson, President and Chief Executive Officer. “We saw strong organic growth of 18% in our Southeast business unit, and 14% for our Western business unit, inclusive of an extra selling week within the first quarter of 2020, as compared to the prior year. Additionally, the newest addition to our Company, NewSouth Window Solutions, which we acquired on February 1, 2020, has started off strong, growing orders more than 50 percent compared to the prior year quarter.”

“We saw strong momentum in new order entries across our entire business throughout most of the first quarter, prior to the change in the macro environment caused by the global COVID-19 pandemic,” added Jackson. “Our impact-resistant windows and doors are considered essential in the markets we serve, particularly as hurricane season approaches. Similar to the industry, we began to see a slowdown in orders entering the second quarter. In our Florida markets, we have seen order entry declines of approximately 10 percent for the month of April, as compared to the prior year, but sequentially down over 30 percent versus the first quarter growth rate. We quickly adjusted our operations to meet the changes in demand, but because we are seeing a building pipeline of orders in our Florida markets in May, we are beginning to build back our capacity to meet that recovering demand. In some areas with more stringent building restrictions related to the pandemic, such as California, Texas and Nevada, we are seeing softer order patterns, down 20-30 percent for April as compared to the prior year, but sequentially down over 40 percent versus the first quarter growth rate. Despite a great start to the year, the uncertainty of the duration and extent of the pandemic and the unfavorable economic environment it has created has limited our ability to forecast the remainder of the year, and as a result, last month we withdrew our 2020 guidance. Assuming our markets do not experience any significant increases in COVID-19 cases and their economies continue to reopen, we do, however, expect to see a modest recovery in order trends and related sales as we move throughout the year, with our Florida markets expected to achieve year-over-year growth by year-end.”

“Along with record sales for the quarter, we increased adjusted EBITDA 39 percent, which reflects lower direct labor and material expense resulting from diligent cost control and operating efficiencies, in addition to our increased sales” said Sherri Baker, Senior Vice President and Chief Financial Officer. “As previously announced, we expect our planned closure and consolidation of our Orlando, Florida manufacturing  facility in June of this year to further improve our operational efficiency, while reducing our annualized operating expenses by a range of approximately $3.5 to $3.8 million, once completed.”

“Additionally, we continue to focus on maintaining ample liquidity, finishing the quarter with total liquidity of $144 million, including a cash balance of $68 million and undrawn revolver capacity of $76 million,” added Ms. Baker. As of May 1, 2020, we had a cash balance of $69 million and undrawn revolver capacity of $76 million.  “Given the potentially challenging economic outlook, we have taken several actions intended to preserve cash by reducing discretionary costs and carefully prioritizing capital expenditures, while continuing to deliver the products needed by our customers.”

“Although we have withdrawn our 2020 annual guidance, we are expecting our second quarter consolidated net sales, inclusive of NewSouth, to decline in the range of 7 to 10 percent as compared to the prior year, driven primarily by COVID-19 related reduction in orders, which began in April,” concluded Baker.

“I am extremely proud of our employees for continuing to deliver the high-quality products and service our customers expect, while maintaining as a top priority the safety and health of our team members, customers and communities,” added Jackson.  “I want to thank our customers, suppliers, as well as employees for their support during this challenging time.  We believe we are well positioned to manage through the current economic challenges and remain positive about our competitive position in our industry over the longer term.”

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 15 minutes before the start time: 800-309-1256 (U.S. and Canada) and 786-789-4796 (U.S.). The conference ID is 834538. A replay of the call will be available within approximately two hours after the scheduled end of the call on May 13, 2020, through 1:30 p.m. on May 20, 2020. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (U.S.) and refer to pass code 5209948.

You may also join the conference online by using the following link:
https://services.choruscall.com/links/pgti200513Sn4bpQvm.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website: http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial®, Eze-Breeze® and NewSouth Window Solutions®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as  “guidance,” “expect,” “believe,” “anticipate,” “may,” “outlook,” “forecast,” “intend,” “could,” “estimate,” “positioned,” and similar terminology. These risks and uncertainties include factors such as:

•
the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;

•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and increased further in connection with our acquisition of NewSouth;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;

•	product liability and warranty claims brought against us;
•
in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•	the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) order entries and demand for our products during 2020; (2) sales  growth in our Florida markets and other markets; (3) the possible benefits arising from the closure of our Orlando, Florida manufacturing facility and the consolidation of its operations into our Venice and Tampa, Florida facilities, and the timing of those actions and benefits; (4) our liquidity and ability to preserve cash and liquidity generally;  (5) our consolidated sales and operating margins for the second quarter of 2020, and for the remainder of 2020; (6) our cost-reduction measures; and (7) our inability to forecast and provide guidance regarding our financial performance for 2020.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income and adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Stephanie Cz, 941-480-1600
Corporate Communications Manager

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 30,
	2020	2019

Net sales	$220,204	$173,737
Cost of sales	139,077	112,467
Gross profit	81,127	61,270
Selling, general and administrative expenses	54,220	44,014
Income from operations	26,907	17,256
Interest expense, net	7,169	6,714
Income before income taxes	19,738	10,542
Income tax expense	4,138	2,285
Net income	$15,600	$8,257

Basic net income per common share	$0.27	$0.14

Diluted net income per common share	$0.26	$0.14

Weighted average common shares outstanding:
Basic	58,668	58,134

Diluted	59,121	59,220

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	April 4,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$67,552	$97,243
Accounts receivable, net	96,234	68,091
Inventories	51,647	43,851
Contract assets, net	16,491	10,547
Prepaid expenses and other current assets	17,275	13,878
Total current assets	249,199	233,610

Property, plant and equipment, net	132,401	128,199
Operating lease right-of-use asset, net	39,448	26,390
Intangible assets, net	279,890	255,962
Goodwill	323,800	277,600
Other assets, net	893	972
Total assets	$1,025,631	$922,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$76,108	$51,394
Current portion of operating lease liability	6,325	4,703
Total current liabilities	82,433	56,097

Long-term debt, less current portion	421,203	368,971
Operating lease liability, less current portion	35,571	24,040
Deferred income taxes, net	26,794	27,945
Other liabilities	14,549	14,132
Total liabilities	580,550	491,185

Total shareholders' equity	445,081	431,548
Total liabilities and shareholders' equity	$1,025,631	$922,733

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended
	April 4,	March 30,
	2020	2019
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$15,600	$8,257
Reconciling items:
Product line transition costs (2)	382	641
Acquisition-related costs (3)	543	650
Pandemic-related costs (4)	85	-
Tax effect of reconciling items	(253)	(332)
Adjusted net income	$16,357	$9,216
Weighted-average diluted shares	59,121	59,220
Adjusted net income per share - diluted	$0.28	$0.16
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$9,928	$8,512
Interest expense, net	7,169	6,714
Income tax expense	4,138	2,285
Reversal of tax effect of reconciling items for
adjusted net income above	253	332
Stock-based compensation expense	1,530	1,198
Adjusted EBITDA	$39,375	$28,257
Adjusted EBITDA as percentage of net sales	17.9%	16.3%

Net debt-to-Adjusted EBITDA ratio (5)	2.4x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 13, 2020.

(2) Represents costs relating to product line transitions, classified within cost of sales for the three months ended April 4, 2020 and March 30, 2019.

(3) In 2020, represents costs relating to the acquisition of NewSouth Window Solutions, and in 2019, relating to the acquisition of Western Window Systems, classified within selling, general and administrative expenses for the three months ended April 4, 2020 and March 30, 2019.

(4)  Represents incremental costs incurred relating to the coronavirus pandemic, including cleaning and sanitizing costs for the protection of the health of our employees and safety of our facilities, classified within selling, general and administrative expenses for the three months ended April 4, 2020.

(5) Calculated using an adjusted EBITDA amount pursuant to the covenants included in our 2016 Credit Agreement due 2022 which includes the EBITDA of our NewSouth acquisition on a proforma trailing twelve-month basis.